CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Financial Statements” in the Statements of Additional Information and to the incorporation by reference of our report dated May 22, 2008 on the financial statements and financial highlights of 1st Source Monogram Fund, 1st Source Monogram Income Equity Fund, and 1st Source Monogram Long/Short Fund (“the Funds”) of the Coventry Group included in the Annual Report to Shareholders for the fiscal year ended March 31, 2008, in the Wasatch Funds, Inc.’s Post-Effective Amendment Number 46 to the Registration Statement (Form N-1A, File No. 33-10451) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

December 10, 2008